Exhibit 12


                              Cytec Industries Inc.
                Computation of Ratio of Earnings to Fixed Charges
                          (Dollar amounts in millions)



                                                                Three Months
                                                                   Ended
                                                                 March 31,
                                                           ---------------------
                                                              2006       2005
                                                           ---------  ----------
Earnings (Loss) from continuing operations before
        income taxes and equity in earnings of
        associated companies and minority interest           $ 53.2     $(22.6)
Add:
        Distributed income of associated companies                -        1.0
        Amortization of capitalized interest                    0.6        0.1
        Fixed charges                                          16.6       12.2
Less:
        Capitalized interest                                   (0.3)      (0.2)
        Minority interest                                      (0.2)      (0.1)
                                                           ---------  ----------
Earnings as adjusted                                         $ 69.9     $ (9.6)

Fixed charges:
        Interest on indebtedness including
          amortized premiums, discounts and
          deferred financing costs                           $ 15.4     $ 11.3
        Portion of rents representative of the
          interest factor                                       1.2        0.9
                                                           ---------  ----------
Fixed charges                                                $ 16.6     $ 12.2
                                                           ---------  ----------
Ratio of earnings to fixed charges                              4.2        N/A
                                                           =========  ==========


In order to achieve a one-to-one ratio of earnings to fixed charges for the three months ended March 31, 2005, earnings would need to increase by $21.8.